Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), made this 27th day of September 2017, by and between James Mahoney, an individual, hereinafter referred to as the "Consultant", and Ocean Thermal Energy Corporation, a Delaware corporation, hereinafter referred to as "Company.”

W I T N E S S E T H:

WHEREAS, the Company desires to engage the services of the Consultant to perform for the Company consulting services as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the Company as more fully set forth herein.

NOW, THEREFORE, it is agreed as follows:

1.        Term. The respective duties and obligations of the contracting parties shall be for a period of six (6) months commencing on October 1, 2017, and may be terminated by either party giving thirty (30) days' written notice to the other party.

2.        Services. Consultant shall be available at the request of the Company to consult regarding the matters set forth in Schedule A-1. Notwithstanding the foregoing, Consultant may not perform, and is prohibited from performing, any services or assistance related to or in connection with capital raising transactions, promotion or maintenance of a market for the Company’s securities, shareholder communications, investor communications or any other activities relating to the publishing or dissemination of information that could reasonably expect to influence the price of the Company’s securities.

3.        Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4.        Compensation. The Consultant shall receive from the Company for the performance of the services rendered to the Company, 1 million free trading shares that shall be issued upon the later to occur of (a) execution of the Agreement, or (b) the Company’s filing of its Form S-8 with the Securities and Exchange Commission (SEC) (the “Form S-8”) covering the shares issuable pursuant to this Agreement. The shares shall be fully-earned upon issuance. If the Form S-8 covering the shares issuable pursuant to this Agreement has not been filed at the time of the execution of this Agreement, the Company will use its best efforts to promptly effect the filing of the Form S-8.

5.        Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in County of San Diego, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

JAMES MAHONEY - CONSULTANT

By:     /s/ James Mahoney

James Mahoney

OCEAN THERMAL ENERGY CORPORATION

By:    /s/ Jeremy P. Feakins

Jeremy P. Feakins

CEO

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SCHEDULE A-1

-	Assistance with requests by shareholder base to tender restricted shares to have legend removed under Rule 144 and deposit with broker. Consultant shall act solely as an administrative agent, and shall not provide advice or recommendations to any shareholders concerning the merits of an investment in the Company, or whether the shareholder shall sell, hold or increase his or her stock position.

-	Consult with management of the Company regarding strategies to communicate with shareholder base, including a determination whether corporate events and occurrences warrant the issuance of a press release to the public.

-	Consult with management of the Company regarding public awareness of the Company and its business; provided, that such efforts to build public awareness of the Company shall be for the purposes of developing public awareness and not for the purpose of enticing or soliciting any person to invest in the Company’s stock.

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